Exhibit 99.1

NUTRISYSTEM PROVIDES FIRST QUARTER 2005 OUTLOOK

Expects Revenue to Be Up Over 100%

New Customer Growth Expected to Be Up Over 150%

Horsham, PA -- February 1, 2005 -- NutriSystem, Inc. (AMEX:NSI - news), a leading provider of weight management and fitness products and services, today announced that it expects first quarter 2005 revenues to be up over 100%, year over year. New customer growth for the Direct channel is also expected to be up over 150%, year over year.

Commenting on the outlook for the first quarter, Chairman and Chief Executive Officer Mike Hagan noted, "The acceleration in orders, which we began to see in late December, continued into January as well. We're off to a strong start to our year. The month of January is very important in the diet industry, and we're excited about the results thus far. Further, we continue to be satisfied with our customer acquisition costs." Management will provide first quarter 2005 earnings guidance and an updated financial outlook when it releases 2004 earnings on February 23, 2005.

About NutriSystem, Inc.

Founded in 1972, NutriSystem (AMEX: NSI) is a leading provider of weight management and fitness products and services. The company offers a weight loss program based on portion-controlled, lower Glycemic Index prepared meals. The program has no membership fees and provides free online and telephone counseling.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements of future goals and similar statements reflecting other than historical facts constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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